Exhibit 99_1

electroCore Announces Fourth Quarter and Full Year 2019 Financial Results

Continued growth in VA and U.K. Channels

Company to host conference call and webcast today, March 23, 2020 at 4:45 pm ET

March 23, 2020 at 4:05 PM EST

BASKING RIDGE, N.J., March 23, 2020 — electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today announced fourth quarter 2019 financial results and provided an operational update.

Fourth Quarter 2019 and Recent Highlights

•	Net sales of approximately $675,000 compared to $368,000 in the fourth quarter of 2018 and relatively unchanged compared to the third quarter of 2019.

•	Net sales of $2,390,000 for the Full Year 2019; a 141% increase from $993,000 in 2018.

•

829 Paid Months of Therapy shipped to VA and DOD facilities during the fourth quarter 2019 as compared to 553 months of paid therapy shipped to VA and DOD facilities during the third quarter and 233 Paid Months of Therapy during the second quarter.

•

961 Paid Months of Therapy shipped in the United Kingdom during the fourth quarter 2019 as compared to 828 Paid Months of Therapy in the United Kingdom during the third quarter and 567 months of paid therapy during the second quarter.

“During the fourth quarter, we continued to improve upon our key metrics, including revenue and total paid prescriptions, demonstrating that our sharpened commercial growth strategy is working,” stated Dan Goldberger, Chief Executive Officer of electroCore.

“We are pursuing these opportunities mindful that we need to do so as efficiently as possible. In support of this goal, we continue to reduce operating expenses including dramatic changes to our Partners in Coverage and Co-Pay support programs and the suspension of enrollment in our PREMIUM 2 clinical trial for migraine prevention. We remain acutely focused on mining existing revenue channels while at the same time implementing operational efficiencies that maximize our cash runway.

“The COVID-19 pandemic has affected our access to prescribing physicians and their access to headache patients in recent weeks. We are suspending revenue guidance until we better understand the trajectory of our business through these difficult times.”

Fourth Quarter and Full Year 2019 Financial Results

For the quarter ended December 31, 2019, electroCore reported net sales of $675,000 compared to $683,000 in the third quarter of 2019. The Company is focusing on the VA and DOD channel in the United States and on sales in the United Kingdom. Revenue from U.S. commercial channels was $3,000 during the fourth quarter of 2019, representing a decrease from $167,000 in the third quarter of 2019. The Company does not expect any material revenue from the commercial channel in 2020.

Paid Months of Therapy shipped to the VA and DOD increased 50% sequentially to 829 in the fourth quarter of 2019 from 553 in the third quarter of 2019. Revenue from the VA and DOD increased 36% sequentially to $378,000 in the fourth quarter of 2019 from $279,000 in the third quarter 2019. The discrepancy in growth rate between Paid Months of Therapy and revenue was largely due to the launch of a 93-day offering at a lower average sales price per Paid Month of Therapy.

Paid Months of Therapy shipped in the United Kingdom increased 16% sequentially to 961 in the fourth quarter of 2019 from 828 in the third quarter of 2019. Revenue from the United Kingdom increased 60% sequentially to $271,000 in the fourth quarter of 2019 from $170,000 in the third quarter 2019. The discrepancy in growth rate between paid Months of Therapy and revenue was driven by the timing of revenue recognition and currency exchange fluctuations.

Revenues in 2019 increased to $675,000 in the fourth quarter of 2019 from $368,000 in the fourth quarter of 2018. The increase in revenue compared to fourth quarter of 2018 reflects increased sales to the VA in the United States and sales in the United Kingdom, partially offset by decreased commercial sales.

Total operating expenses for fourth quarter of 2019 were approximately $8.9 million, compared to $15.9 million in the fourth quarter of 2018. The decrease was due to a reduction in SG&A expense, which declined to approximately $7.3 million in the fourth quarter of 2019 from approximately $12.4 million for the comparable period in 2018, primarily driven by a decrease in compensation and other expenses consistent with the cost reduction plan implemented in June 2019 as well as other cost reductions implemented during the second half of 2019.

GAAP net loss from operations for the fourth quarter of 2019 was $8.5 million as compared to a loss of $15.3 million in the fourth quarter of 2018.

Adjusted EBITDA from operations for the fourth quarter of 2019 was a loss of $6.7 million, a 54% decrease when compared to adjusted EBITDA net loss from operations of $14.5 million for the same period last year.

The Company defines adjusted EBITDA from operations as GAAP net loss from operations, excluding income tax expense, stock-compensation expense, restructuring and other severance related charges, legal fees associated with stockholders litigation and total other income /expense. A reconciliation of GAAP net loss from operations to Non-GAAP adjusted EBITDA from operations has been provided in the financial statement tables included in this press release.

Cash and cash equivalents and marketable securities at December 31, 2019 totaled approximately $24.1 million, as compared to approximately $68.6 million at December 31, 2018. Net cash used for the quarter ended December 31, 2019 was approximately $9.4 million, which included several non-recurring items, such as previously committed purchases of inventory, severance and fees related to the company’s CEO transition, and costs resulting from the company’s 2019 comprehensive redeployment and cost reduction plan.

The company’s expected cash requirements for 2020 and beyond are based on the commercialization success of its products and its ability to reduce operating expenses. There are significant risks and uncertainties as to the company’s ability to achieve these operating results, including as a result of the potential adverse impact on its business from the COVID-19 pandemic. Due to these risks and uncertainties, the company may need to reduce activities significantly more than its current operating plan and cash flow projections assume in order to fund operations to the end of 2020.

Webcast and Conference Call Information

electroCore’s management team will host a conference call today March 23, beginning at 4:45 p.m. ET. Investors interested in listening to the conference call, or webcast may do so by dialing 877-407-4018 for domestic callers or 201-689-8471 for international callers, using Conference ID: 13699115, or by connecting to the Web: http://public.viavid.com/index.php?id=138103

An archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. is a commercial stage bioelectronic medicine company dedicated to improving patient outcomes through its platform non-invasive vagus nerve stimulation therapy initially focused on the treatment of multiple conditions in neurology and rheumatology. The company’s current indications are for the preventative treatment of cluster headache and acute treatment of migraine and episodic cluster headache.

For more information, visit www.electrocore.com.

Forward-Looking Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore’s business prospects and product development plans, its expected net cash usage and cash burn rates and liquidity outlook, pipeline or potential markets for its technologies, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents that electroCore files with the SEC available at www.sec.gov.

Investors:

Hans Vitzthum

LifeSci Advisors

617-430-7578

hans@lifesciadvisors.com

or

Media Contact:

Jackie Dorsky

electroCore

973-290-0097

jackie.dorsky@electrocore.com

electroCore, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Consolidated statements of operations:
Net sales	$675	$368	$2,390	$993
Cost of goods sold	391	192	1,157	579

Gross profit	284	176	1,233	414
Operating expenses:
Research and development	1,623	3,460	9,902	12,466
Selling, general and administrative	7,267	12,397	35,422	42,502
Restructuring and other severance related charges	—	—	1,997	—

Total operating expenses	8,890	15,857	47,322	54,968

Loss from operations	(8,606)	(15,681)	(46,089)	(54,554)
Other (income)/expense
Change in fair value of warrant liability	—	—	—	1,871
Interest and other income, net	(121)	(427)	(971)	(1,006)
Other expense	(4)	81	12	345

Total other (income)/expense	(125)	(346)	(958)	1,210

Loss before income taxes	(8,481)	(15,335)	(45,130)	(55,764)
Provision for income taxes	18	—	18	2

Net loss from operations	(8,498)	(15,335)	(45,148)	(55,766)
Less: Net income attributable to noncontrolling interest	—	—	—	55

Total net loss attributable to Electrocore LLC and electroCore, Inc., subsidiaries and affiliates	$(8,498)	$(15,335)	$(45,148)	$(55,821)

Net loss attributable to Electrocore LLC, subsidiaries and affiliate	—	—	—	(21,118)*
Net loss attributable to electroCore, Inc., subsidiaries and affiliate	(8,498)	(15,335)	(45,148)	(34,702)
Weighted average shares of common shares outstanding—Basic and Diluted	29,561,345	29,261,943	29,379,975	29,261,943
Net loss per common stock—Basic and Diluted	$(0.29)	$(0.52)	$(1.54)	$(1.19)

*On June 21, 2018, the Company converted from a limited liability company to a corporation and conducted its initial public offering (“IPO”). This conversion changed the relative ownership of the Company, such that retroactive application of the conversion periods prior to IPO for the purposes of calculating earnings (loss) per share would not be meaningful.

electroCore, Inc.

Condensed Consolidated Balance Sheet Information

(in thousands)

	As of December 31,	As of December 31,
	2019	2018
	(unaudited)
Cash and cash equivalents	$13,564	$7,600
Marketable securities	$10,495	$60,963
Total assets	$35,462	$73,504
Current liabilities	$9,145	$7,073
Total liabilities	$10,565	$7,319
Stockholder’s equity	$24,897	$66,186

(Unaudited) Use of Non-GAAP Financial Measure

The Company is presenting adjusted EBIDTA from operations because it believes this measure is a useful indicator of its operating performance. electroCore management uses this non-GAAP measure principally as a measure of the Company’s core operating performance and believes that this measure is useful to investors because it is frequently used by the financial community, investors, and other interested parties to evaluate companies in the Company’s industry. The Company also believes that this measure is useful to its management and investors as a measure of comparative operating performance from period to period. Additionally, the Company believes its use of non-GAAP adjusted EBITDA from operations facilitates management’s internal comparisons to historical operating results by factoring out potential differences caused by charges not related to its regular, ongoing business, including, without limitation, non-cash charges and certain large and unpredictable charges such as restructuring expenses.

The Company has presented adjusted EBITDA from operations as a non-GAAP financial measure in this press release. The Company defines adjusted EBITDA as its reported GAAP net loss from operations excluding income tax expense, depreciation and amortization, stock-based compensation, restructuring and other severance related charges, legal fees associated with stockholders litigation and total other income /expense and other income and expense.

Reconciliation of GAAP results to Non-GAAP results from operations (unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
		(in thousands)
GAAP net loss from operations	$(8,498)	$(15,336)	$(45,148)	$(55,766)
Provision for income taxes	$18	$—	$18	$2
Depreciation and amortization	$97	$25	$250	$67
Stock-based compensation	$1,205	$1,141	$3,896	$7,600
Restructuring and other severance related charges	$—	$—	$1,997	$—
Legal fees associated with stockholders litigation	$641	$—	$963	$—
Total other (income)/expense	$(125)	$(345)	$(958)	$1,210

Adjusted EBIDTA net loss from operations	$(6,662)	$(14,515)	$(38,983)	(46,887)

The Company’s use of a non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Some of these limitations are: the non-GAAP measure does not reflect interest or tax payments that may represent a reduction in cash available; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and the non-GAAP measure does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; the non-GAAP measure does not reflect the potentially dilutive impact of equity-based compensation; and the non-GAAP measure does not reflect changes in, or cash requirements for, working capital needs; other companies, including companies in electroCore’s industry, may calculate adjusted EBITDA net loss from operations differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider the non-GAAP measure together with other GAAP-based financial performance measures, including various cash flow metrics, net loss and other GAAP results. A reconciliation of GAAP net loss from operations to non-GAAP adjusted EBITDA net loss from operations has been provided in the preceding financial statement table of this press release.